Exhibit 10.51

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made effective as of December 10, 2014 (the “Grant Date”), between USF Holding, Corp., a Delaware corporation (hereinafter called the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or of a Service Recipient, hereinafter referred to as the “Grantee”.

WHEREAS, the Company wishes to grant Grantee a number of Restricted Stock Units, on the terms and conditions set forth herein, pursuant to the terms and conditions of this Agreement, the Plan (the terms of which are hereby incorporated by reference and made a part of this Agreement), and a Management Stockholder’s Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1. Definitions. Any capitalized terms not otherwise defined herein shall have the same meaning as such terms are defined in the Plan (as such term is defined below) or the Management Stockholder’s Agreement.

(a) “Aggregate Investment” shall mean the total amount of all equity securities of the Company held by the Investors, directly and indirectly (taking into account any adjustment as a result of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise).

(b) “Base Price” shall mean the effective per share price paid by the Investors in the Merger (e.g. $5.00, as adjusted).

(c) “Fair Market Value” shall have the meaning set forth in the Plan.

(d) “Investor IRR” shall mean, on any given date, a pretax compounded annual internal rate of return realized by the Investors after December 27, 2007 (the “Closing Date”) on any Shares held by the Investors on a per Share, fully diluted basis (including all Shares subject to all outstanding options granted to any persons under the Plan), based on the Aggregate Investment; provided, however, that (a) any calculation of Investor IRR will, for purposes of any sale or disposition following a Qualified Public Offering, be calculated solely with respect to that portion of the Aggregate Investment actually sold or otherwise disposed of in the applicable transaction, and (b) in any event, Investor IRR will not be calculated taking into account the receipt by the Investors or any of their Affiliates of any management, monitoring, transaction or other fees (including transaction advisory fees and related expenses) payable to such parties by the Company.

(e) “Investor Return” shall mean, on any date, as determined on a cumulative, fully diluted per Share basis (including all Shares subject to all outstanding options granted to any persons under the Plan), all cash and marketable securities received by the Investors after the Closing Date on any Share held by the Investors as proceeds in any sale or other disposition of such Share, and any extraordinary cash dividends paid on such Share; provided, however, that any calculations of Investor Return will, for purposes of: (a) any sale or disposition following a Qualified Public Offering, also include all cash and marketable securities ultimately received by the Investors after the Closing Date as proceeds from any extraordinary dividend and the sale or other disposition of any illiquid property (e.g., equity securities of another corporation or debt securities) received in exchange for or in respect of a Share, which for such purposes shall be deemed received on the date such illiquid property is received; (b) any sale or disposition following a Qualified Public Offering, be calculated solely with respect to that portion of the Aggregate Investment actually sold or otherwise disposed of; and (c) any Change in Control, also include the fair market value of any illiquid property received in exchange for or in respect of a Share.

(f) “Liquidity Event” shall mean any sale or other disposition of Shares, in one transaction or a series of transactions (including, without limitation, a Change in Control), in which (i) the Investors achieve an Investor IRR of at least 20% and (ii) the Investors earn an Investor Return of at least 3.0 times the Base Price on the Aggregate Investment.

(g) “Permanent Disability” shall mean “Disability” as such term is defined in any employment agreement or other severance agreement in effect at the time of termination of employment (or as previously in effect immediately prior to any expiration of such agreement due to a Company nonrenewal of the agreement term) between the Grantee and the Company or any Service Recipient (an “Employment Agreement”) or, if there is no such Employment Agreement, “Disability” as defined in the long-term disability plan of the Company (or Service Recipient sponsoring such plan).

(h) “Plan” means the 2007 Stock Incentive Plan for Key Employees of USF Holding Corp. and its Affiliates, as amended from time to time.

(i) “Qualified Public Offering” shall mean, after a Public Offering, the Investors sell, in one transaction or a series of transactions, an aggregate of at least 35% of the Aggregate Investment.

(j) “Restricted Stock Unit” means a notional unit of one share of Common Stock, an aggregate number of which are granted under Section 2(a) of this Agreement.

(k) “Settlement Date” means the date that is no later than sixty (60) days following the vesting date of the applicable number of the Restricted Stock Units as provided hereunder.

Section 2. Grant and Vesting of Restricted Stock Units.

(a) Grant. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, as of the date hereof, the Company hereby grants to Grantee the Restricted Stock Units, each as may become vested as set forth below. Any Restricted Stock Units that become vested pursuant to this Section 2 shall hereafter be referred to as “Vested Restricted Stock Units.”

(b) Vesting of Restricted Stock Units. So long as the Grantee continues to be employed by the Company or any other Service Recipients through the applicable vesting date, the Restricted Stock Units shall vest as set forth in this Section 2(b) below, as applicable:

(i) Restricted Stock Units- General Vesting Schedule. The Restricted Stock Units shall become vested with respect to 100% of the Shares subject to such Restricted Stock Unit on December 31, 2015 (the “Vesting Date”).

(ii) Change in Control Vesting. Notwithstanding the foregoing, upon the occurrence of a Change in Control, so long as the Grantee continues to be employed by the Company or any other Service Recipients through the date of such occurrence, the Restricted

Stock Unit shall become immediately vested as to 100% of the shares of Common Stock subject to such Restricted Stock Unit immediately prior to a Change in Control (but only to the extent such Restricted Stock Unit has not otherwise terminated or vested).

(c) In the event that Grantee’s employment with the Company and all Service Recipients terminates due to the Employee’s death or Permanent Disability, a pro rata portion of the Restricted Stock Units that would have vested on the Vesting Date will vest upon such date of termination of employment. In each case, such pro rata portion will be determined based on the quotient of (i) the number of days the Grantee worked during the period between the Grant Date and the Vesting Date and (ii) the total number of days in such period.

Section 3. Termination of Employment. In the event of any termination of Grantee’s employment with the Company and all Service Recipients for any reason, except as otherwise provided in Section 2(c) above, then all unvested Restricted Stock Units shall be forfeited as of the date of such termination, and Grantee shall have no further rights with respect thereto.

Section 4. Settlement of the Restricted Stock Units. Vested Restricted Stock Units shall be settled in shares of Common Stock on the applicable Settlement Date (for the avoidance of doubt, regardless of whether Grantee is employed by the Company on such date), with such Shares to be delivered to Grantee on such date; provided, however, that if a Settlement Date occurs prior to the occurrence of a Public Offering, Grantee may satisfy the minimum statutory tax withholding obligation associated with the settlement of the Vested Restricted Stock Units (the “Minimum Tax”) by having the Company withhold a number of shares of Common Stock otherwise deliverable to Grantee upon such settlement having an aggregate Fair Market Value on such Settlement Date equal to the amount of such minimum withholding obligation. Subject to the foregoing proviso, it shall be a condition of the obligation of the Company, upon delivery of the shares of Common Stock to Grantee as provided in the previous sentence, that Grantee pay to the Company such amount as may be required for the purpose of satisfying any liability for any federal, state or local income or other taxes required by law to be withheld with respect to the settlement of the Vested Restricted Stock Units in such Common Stock. Grantee shall make such arrangements with the Company to provide for the satisfaction of such withholding including, without limitation, authorizing the Company to withhold Common Stock otherwise deliverable to Grantee hereunder and/or withholding amounts from any compensation or other amount owing from the Company to Grantee.

Section 5. Management Stockholder’s Agreement, Sale Participation Agreement and Non-Solicitation and Non-Disclosure Agreement.

(a) The shares of Common Stock received by Grantee upon settlement of the Vested Restricted Stock Units (any such shares “RSU Stock”) shall, to the extent applicable, be subject to the terms and conditions of the Management Stockholder’s Agreement, Sale Participation Agreement and the Non-Solicitation and Non-Disclosure Agreement as amended from time to time). Notwithstanding anything to the contrary in the Management Stockholder’s Agreement or Non-Solicitation and Non-Disclosure Agreement or herein:

(b) if, on July 1, 2015, the Grantee is employed with the Company or any Service Recipient, and no Liquidity Event has occurred on or prior to such date, then the Grantee shall have the right to cause the Company to purchase all of the Vested RSU Stock delivered to the Grantee under this Agreement, as if an event giving rise to rights under Section 4 of the Management Stockholder’s Agreement had occurred on June 30, 2015, in accordance with and pursuant to the terms thereof, except that the “Put Period” as defined therein shall for these purposes be defined solely as the calendar day of July 1, 2015; and

(c) If, at any time while Grantee is employed with the Company or any Service Recipient during the twelve months following the termination of Grantee’s employment with the Company and all Service Recipients for any reason (the “Termination Date”): (a) Grantee breaches any of the restrictive covenants contained in the Non-Solicitation and Non-Disclosure Agreement or (b) the Committee reasonably determines that the Grantee has at any time engaged in ethical misconduct in violation of the Company’s Code of Conduct, which the Committee reasonably determines caused material business or reputational harm to the Company, then the Committee may, to the extent permitted by governing law, elect to impose the requirements of Section 6 below (any such foregoing event, a “Clawback Event”).

Section 6. Clawback/Recoupment.

(a) If the Committee reasonably determines that a Clawback Event has occurred, the Committee may require Grantee: (i) to forfeit any unvested Restricted Stock Units and/or to return all, or such portion as the Committee may determine, of the shares of RSU Stock then held by Grantee, which Grantee received within the Clawback Period (as defined below); and/or (ii) to the extent that such determination occurs after the Company has purchased RSU Stock received by Grantee within the Clawback Period from Grantee pursuant to the terms of the Management Stockholder’s Agreement, to reimburse to the Company any payment(s) received from the Company in connection with such purchase; and/or (iii) to pay to the Company the full value of the RSU Stock Grantee received upon vesting of this Grant during the Clawback Period, if Grantee previously sold or otherwise disposed of any such RSU Stock to a third party prior to the Committee determining that a Clawback Event has or had occurred. For purposes of this Agreement, the term “Clawback Period” means the three-year period immediately preceding the earlier of (x) a Clawback Event and (y) the Termination Date.

(b) In the event the foregoing Section 6(a) applies, the Company may, at its sole election:

(i) require the Grantee to return such RSU Stock, and/or pay such amount as determined in such provision in a cash lump sum, in each case within 30 days of such determination;

(ii) deduct the amount from any other compensation owed to the Grantee (as a condition to acceptance of this Grant, the Grantee agrees to permit the deduction provided for by this subsection) the value of such RSU Stock and/or amount otherwise due thereunder, as applicable; or

(iii) a combination of subsections (b)(i) and (b)(ii).

(c) By accepting this Grant, the Grantee agrees that timely payment to the Company as set forth in this Section 6 is reasonable and necessary, and that timely payment to the Company as set forth in this Section 6 is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company. The Grantee further acknowledges and agrees that the Grantee’s Restricted Stock Units shall be cancelled and forfeited without payment by the Company if the Committee reasonably determines that the Grantee has engaged in the conduct specified under Section 5.

Section 7. Conflicts. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. For the avoidance of doubt and for purposes of the Management Stockholder’s Agreement or the Sale Participation Agreement, only shares of Common Stock due to be delivered to Grantee in respect of Vested Restricted Stock Units on or after any applicable vesting date hereunder that has occurred shall be considered “Stock” under the Management Stockholder’s Agreement, and “Common Stock” that is eligible to be included in any Request (as defined in the Sale Participation Agreement) for purposes of the Sale Participation Agreement.

Section 8. No Rights as Stockholder. Grantee shall not have any rights of a stockholder, including voting rights and actual dividend rights with respect to the Shares subject to the grant of Restricted Stock Units hereunder unless and until Grantee becomes the record holder of those Shares following their actual issuance to Grantee and Grantee’s satisfaction of the applicable withholding taxes pursuant to Section 4 above.

Section 9. Conditions to Issuance of Stock

The Shares deliverable upon the vesting of Restricted Stock Units, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased (if certificates are issued, or if certificates are not issued, to register the issuance of such Shares on its books and records) upon the vesting of Restricted Stock Units or portion thereof prior to fulfillment of all of the following conditions:

(i) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(ii) The execution by the Grantee of the Management Stockholder’s Agreement, a Sale Participation Agreement and a Non-Solicitation and Non-Disclosure Agreement (as amended from time to time); and

(iii) The lapse of such reasonable period of time following the vesting of Restricted Stock Units as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 10. Successors and Assigns.

(a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b) Grantee. Grantee’s rights and obligations under this Agreement shall not be transferable by Grantee by assignment, sell, transfer, pledge, hypothecation or otherwise encumbered or disposed of , without the prior written consent of the Company; provided, however, that if Grantee shall die, all amounts then payable to Grantee hereunder shall be paid in accordance with the terms of this Agreement to Grantee’s devisee, legatee or other designee or, if there be no such designee, to Grantee’s estate.

Section 11. Investment Representation. Grantee hereby acknowledges that the Restricted Stock Units and RSU Stock shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the shares under the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws or an applicable exemption from the registration requirements of the Act and any applicable state securities laws or as otherwise provided herein or in the Plan. Grantee also agrees that the Restricted Stock Units and RSU Stock which Grantee acquires pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.

Section 12. Registration of RSU Stock. The Company shall register the issuance of any RSU Stock in the Grantee’s name on the stock transfer books of the Company promptly after the Settlement Date relating to such RSU Stock, with the restrictions imposed on such RSU Stock under this Agreement and such other restrictions referenced in the Management Stockholder’s Agreement (including, without limitation that such RSU Stock may be subject to such stop transfer orders and other restrictions as the Board may deem reasonably advisable under the Plan, the Management Stockholder’s Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such RSU Stock is listed, and any applicable federal or state laws and the Company’s Articles of Incorporation and Bylaws) also recorded in such stock transfer books, to be removed as applicable.

Section 13. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company (including Service Recipients) and Grantee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company (including Service Recipients) and the Grantee and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the issuance of the RSU Stock.

Section 14. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Grantee to the Company shall be mailed or delivered to the Company at its principal Grantee office, and all notices or communications by the Company to Grantee may be given to Grantee personally or may be mailed to Grantee at Grantee’s last known address, as reflected in the Company’s records.

Section 15. Changes in Capital Structure. The Restricted Stock Units granted hereunder shall be adjusted or substituted, as determined by the Board or the Committee, as applicable, in accordance with Sections 8 and 9 of the Plan.

Section 16. No Right to Continued Service. This Agreement does not confer upon Grantee any right to continue as an employee of the Company or any Service Recipient, nor shall it interfere in any way with the right of the Company or any Service Recipient to terminate Grantee’s employment at any time for any reason.

Section 17. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

Section 18. Compliance with Section 409A. The provisions of Section 10(c) of the Plan are hereby incorporated by reference and made a part hereof.

Section 19. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 20. Arbitration. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within Chicago, Illinois. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning, subject to enforcement of the arbitration award hereunder or for vacation or modification thereof as provided under the Federal Arbitration Act, Title 9 U.S. Code Chapter 1. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall split the cost of the arbitrator and shall otherwise bear its own legal fees and expenses, unless otherwise determined by the arbitrator.

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[Signatures to appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

USF HOLDING CORP.

By:	/s/ Juliette W. Pryor
Juliette W. Pryor
Executive Vice President,
General Counsel, and
Chief Compliance Officer

GRANTEE:

/s/ John A. Lederer
John A. Lederer

Restricted Stock Unit Grants:

Aggregate number of shares of Common Stock subject to the Restricted Stock Units granted hereunder (100% of number of shares):	166,667

Signature Page of Restricted Stock Unit Agreement-Lederer